EXHIBIT #23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 33-52409 of New Jersey Resources Corporation on Form S-8, of our report dated June 24, 2011 appearing in this Annual Report on Form 11-K of New Jersey Resources Corporation Employees' Retirement Savings Plan for the year ended December 31, 2010.

/s/ ParenteBeard, LLC
Clark, New Jersey

June 24, 2011